Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 700 Louisiana Street, Suite 2550 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces Third Quarter 2016 Financial

and Operating Results; On-Track to Achieve 2016 Guidance;

Delaware Basin Expansion Projects Underway

HOUSTON, TEXAS, November 4, 2016 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) reported today its financial and operating results for the three months ended September 30, 2016.

Third Quarter 2016 Highlights1

•	Third quarter 2016 net income of $3.0 million, compared to a net loss of $623.4 million in the third quarter 2015[2]

•	Third quarter 2016 Adjusted EBITDA of $103.5 million, compared to $133.5 million in the third quarter 2015

•	Third quarter 2016 distributable cash flow of $74.7 million, compared to $91.6 million in the third quarter 2015, providing a third quarter 2016 coverage ratio of approximately 1.8x, or 1.5x including the impact of preferred units

•	Declared third quarter 2016 cash distribution of $0.60 per common unit, or $2.40 per common unit on an annualized basis, to be paid on November 14, 2016 to unitholders of record as of November 7, 2016

•	On-track to achieve 2016 Adjusted EBITDA guidance range of $435 million to $465 million

Recent Announcements

•	Signed 20-year natural gas gathering and compression agreement with SWEPI LP (“SWEPI or Shell”), a subsidiary of Royal Dutch Shell plc, to construct, own and operate the Nautilus System in Loving and Ward counties, Texas in the Delaware Permian Basin; Targeted in-service date on or before July 1, 2017

•	Extended exclusivity and reimbursement agreement, through December 31, 2016, with an anchor shipper to develop the previously announced 3-product gathering system (the RIGS System) in Reeves County, Texas in the Delaware Permian Basin; Crestwood anticipates formal project approvals and execution of definitive agreements in the first half of 2017

•	Formed Delaware Basin joint venture with First Reserve to own and finance the Nautilus System and pursue additional infrastructure opportunities in the region; each party initially committing $250 million to the joint venture

•	Entered into a binding letter of intent with Chesapeake Energy Corporation (“Chesapeake”) to restructure and expand the dedication of the Powder River Basin (PRB) gathering and processing agreement to a 20-year, fixed-fee contract with minimum annual revenue guarantees over the

[1]	Please see non-GAAP reconciliation table included at the end of the press release. Financial results reflect Crestwood’s contribution of its Northeast Storage and Transportation assets to Stagecoach Gas Services JV (“Stagecoach”) and its 35% share of Stagecoach’s earnings beginning June 2016.
[2]

Net loss for the third quarter 2015 includes $609.9 million of non-cash goodwill impairment charges resulting from the decline in Crestwood’s unit price, weakness in commodity prices and increased discount rates used to determine the fair value of its assets during that period.

-more-

NEWS RELEASE

next five to seven years; new contract improves producer economics to incentivize near term ramp-up in drilling activity; Chesapeake characterizes PRB acreage as “emerging oil growth giant” at recent investor day and stated plans to add 1-2 rigs in 2017

Management Commentary

“During the third quarter, Crestwood generated strong Adjusted EBITDA and distributable cash flow, resulting in a coverage ratio of 1.8x and a leverage ratio of 4.0x, and further demonstrating our commitment to optimization of our assets and continued financial discipline,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “Additionally, our Delaware Permian growth strategy is beginning to pay off as our Willow Lake facilities had a record quarter in the northern Delaware, we announced another high quality gathering and compression project with Shell affiliate SWEPI and we extended our exclusivity and reimbursement agreement with the anchor party to our proposed RIGS gathering system adjacent to the SWEPI system. These projects are examples of accretive greenfield opportunities within our portfolio that will generate quality long-term cash flow growth. Importantly, finalizing the Delaware joint venture with First Reserve, our general partner, solidifies our ability to flexibly finance these projects and maintain our strong balance sheet.”

Mr. Phillips continued, “Crestwood is well-positioned to achieve our 2016 Adjusted EBITDA guidance range of $435 million to $465 million, as our G&P segment has significantly outperformed year-to-date expectations offsetting the decrease in S&T contribution, due to the formation of the Stagecoach Gas Service joint venture (“Stagecoach”) with Con Edison in the second quarter, and lower MS&L performance due to seasonal factors. Other positive 2016 year-to-date accomplishments include: an 11% decrease in expenses and improved customer creditworthiness across the portfolio. For 2017, we are committed to maintaining significant coverage on our distributions and a strong balance sheet as we execute on announced projects and finalize others in the growing opportunity set around our operating footprints in the Delaware Permian, Bakken and Marcellus regions.”

Third Quarter 2016 Segment Results

Gathering and Processing (“G&P”) segment EBITDA totaled $66.1 million in the third quarter 2016 compared to $64.8 million in the third quarter 2015, excluding 2015 goodwill impairments and losses on long-lived assets. During the third quarter 2016, average natural gas gathering volumes were 926 million cubic feet per day (“MMcf/d”), crude oil gathering volumes were 55 thousand barrels per day (“MBbls/d”), processing volumes were 231 MMcf/d and compression volumes were 472 MMcf/d. Improved year-over-year third quarter operating performance from the Arrow, Barnett, Delaware Basin and PRB Niobrara systems offset natural volume declines and curtailments in the Southwest Marcellus and Fayetteville systems.

Storage and Transportation (“S&T”) segment EBITDA totaled $25.1 million in the third quarter 2016 compared to $49.9 million in the third quarter 2015, excluding 2015 goodwill impairments and losses on long-lived assets. Segment EBITDA reflects the first full quarter of Crestwood’s share of Stagecoach JV earnings. During the third quarter 2016, natural gas storage and transportation volumes averaged 1.8 Bcf/d, compared to 1.9 Bcf/d in the third quarter 2015, and 1.5 Bcf/d in the second quarter 2016. Third quarter 2016 volumes increased 19% sequentially from the second quarter 2016 as a result of Marcellus producers completing new wells and returning existing wells to full production in response to improved natural gas pricing. Additionally, volumes at Tres Palacios increased as a result of higher customer utilization driven by increased Gulf Coast and Mexico gas demand.

NEWS RELEASE

Marketing, Supply and Logistics (“MS&L”) segment EBITDA totaled $17.5 million in the third quarter 2016 compared to $28.4 million in the third quarter 2015. Both periods are exclusive of goodwill impairments, losses on long-lived assets, and non-cash fair value adjustments on commodity inventory-based derivative contracts, and the third quarter 2015 also excludes non-cash goodwill impairments noted below. Third quarter 2016 segment EBITDA was lower due to reduced marketing, storage and terminals and trucking contributions, largely as a result of lower seasonal NGL demand in the Northeast, compared to a relatively strong third quarter 2015 which exceeded expectations and was above the baseline plan. Offsetting those results within the MS&L segment, US Salt has delivered record year-to-date 2016 EBITDA performance based on higher production volumes and improved pricing as compared to 2015 results which included a one-time contract settlement.

Combined O&M and G&A expenses year-to-date 2016, net of unit based compensation and other significant costs, decreased by $21 million, or 11%, compared to the same period in 2015. These expense reductions have been achieved across all of Crestwood’s assets through lower employee costs, improved maintenance practices and better pricing through strategic purchasing and professional service agreements. Crestwood will significantly exceed its targeted $10 million year-over-year costs reductions in 2016 and will continue to maintain low cost operations to drive greater profitability.

Net growth and maintenance capital expenditures were $64.3 million year-to-date 2016, compared to $85.3 million during the same period in 2015, or a 25% decrease year-over-year, driven by Crestwood’s continued efforts to control capital spend in 2016.

Business Update and Outlook

Delaware Basin Update

During the third quarter 2016, the Willow Lake system averaged gathering volumes of 49 MMcf/d and processing volumes of 44 MMcf/d compared to average gathering volumes of 19 MMcf/d and processing volumes of 10 MMcf/d in the third quarter 2015. Willow Lake in the third quarter 2016 generated EBITDA of $3.6 million compared to $0.4 million in the third quarter 2015. Additional well connects, reduced gathering system pressures and stronger well performance in the Wolfcamp and Bone Spring formations continue to drive volume growth at Willow Lake. Based on recent well results by offset operators, which have reported 24-hour initial production rates as high as 2,400 barrels of oil equivalent per day (approximately 10 MMcf/d of associated gas), we are evaluating additional expansion options to provide customers incremental processing capacity.

Crestwood entered into a long-term agreement with SWEPI to construct, own and operate the Nautilus natural gas gathering system on approximately 100,000 acres of Shell’s position in the Delaware Basin. The system, located in Loving and Ward counties, Texas, will be owned by a 50%/50% joint venture with First Reserve, Crestwood’s indirect general partner and largest unitholder. Crestwood estimates the full build-out of the Nautilus gathering system will cost approximately $180 million and consist of approximately 230 miles of low and high pressure pipelines. Crestwood is currently finalizing right-of-ways, engineering and surveys, and the procurement process for construction. The initial in-service date for the Nautilus system is expected by July 1, 2017.

Also during the quarter, Crestwood extended its exclusivity and reimbursement agreement through December 31, 2016 with an anchor shipper to develop the RIGS system located in Reeves County, Texas in the Delaware Basin. The RIGS system, located adjacent to the Nautilus system, will be included in the joint venture with First Reserve. The system will consist of approximately 600 miles of pipelines and will span an area in excess of 400,000 acres. Based on current discussions, Crestwood anticipates formal project approvals and execution of definitive agreements in the first half of 2017.

NEWS RELEASE

Bakken – Arrow Gathering System

On the Arrow system, average crude oil, natural gas and produced water volumes decreased 6%, 4% and 3%, respectively, in the third quarter 2016 compared to volumes in the second quarter 2016. The slight decline was primarily related to shut-in volumes from Halcon Resources Corporation (“Halcon”) as it worked through its corporate restructuring. Halcon completed its restructuring in September 2016 and in early October returned all shut-in wells to full production. As a result, volumes on the Arrow system have returned to normal rates and are currently flowing approximately 70 MBbls/d of crude oil, 50 MMcf/d of natural gas, and 30 MBbls/d of water. During the third quarter, 5 wells were connected to Arrow with 25 well connections anticipated in the fourth quarter 2016.

PRB Niobrara – Jackalope Joint Venture

Crestwood and Williams Partners L.P. (50%/50% Jackalope joint venture) announced a restructured agreement with Chesapeake relating to the Jackalope natural gas gathering system and Buckinghorse processing plant. The new 20-year contract replaces the existing cost-of-service agreement with a fixed-fee structure that includes minimum annual revenue guarantees over the next five to seven years. The new deal significantly expands the Jackalope dedication to include all zones in this multi-stacked play and improves Chesapeake’s economics to support a ramp-up in near term development and production. During its recent investor day presentation, Chesapeake highlighted substantial resource potential within its 730,000 equivalent stacked pay acreage position in the Powder River Basin with sub-$40 per barrel breakeven prices, and the potential to grow production to more than 100,000 boe/d over the next five to seven years.

Stagecoach Gas Services – Con Edison Joint Venture

Crestwood and Con Edison Transmission (50%/50% Stagecoach joint venture) continue to pursue a number of expansion opportunities as the partnership remains encouraged by the favorable long-term outlook for natural gas growth and the continued need for midstream infrastructure, such as the MARC II project, to service key demand markets around the Stagecoach assets. Additionally, recent industry reports predict higher heating degree days and a significant weather pattern shift to more normalized winter conditions during the fourth quarter 2016 relative to the mild winter experienced in the fourth quarter 2015. As a result, Crestwood expects increased demand to drive higher quarter-over-quarter utilization of storage, transportation and hub services during the fourth quarter 2016.

Barnett Shale Gathering Systems

In the Barnett, gathering volumes increased 4% from the second quarter 2016 as a result of BlueStone Natural Resources returning all previously shut-in wells to production and continued improvement in production operations. Additionally, in the third quarter 2016, Crestwood benefited from higher gathering fees due to recent improvements in natural gas prices resulting in a 34% increase in quarter-over-quarter Barnett EBITDA.

NGL Marketing & Logistics

Crestwood expects fourth quarter 2016 segment EBITDA to increase versus fourth quarter 2015 as business fundamentals and weather conditions in the Northeast begin to improve. Crestwood is well-positioned for the upcoming demand season and expects to realize additional margin opportunities from recent growth projects, including a new terminal at Montgomery, NY, increased storage capacity of 150 MBbls at Bath and new marketing agreements during the fourth quarter 2016 and the full year of 2017.

NEWS RELEASE

Capitalization and Liquidity Update

As of September 30, 2016, Crestwood had approximately $1.6 billion of debt outstanding, comprised primarily of $1.5 billion of fixed-rate senior notes and $133 million outstanding under its $1.5 billion revolving credit facility. Crestwood’s leverage ratio was 4.0x compared to the leverage covenant under its revolving credit facility of 5.5x.

Crestwood currently has 65.0 million preferred units outstanding which pay an annual distribution of 9.25% payable quarterly in cash or through the issuance of additional preferred units. On November 14, 2016, holders of the preferred units will receive 1.5 million additional preferred units related to the third quarter 2016 distribution declared.

Upcoming Conference Participation

Crestwood Management will participate in the following MLP and energy conferences during the fourth quarter 2016. Prior to the each conference presentation materials will be posted to the Investors section of Crestwood’s website at www.crestwoodlp.com.

•	RBC Capital Markets 2016 MLP Conference on November 16 – 17, 2016 in Dallas, TX.

•	Jefferies 2016 Energy Conference on November 29 – 30, 2016 in Houston, TX. Robert G. Phillips, Chairman, President and Chief Executive Officer, will make a formal presentation at approximately 9:30 a.m. Central Time on Wednesday, November 30, 2016.

•	15th Annual Wells Fargo Pipeline, MLP and Utility Symposium on December 6 – 7, 2016 in New York, NY.

Earnings Conference Call Schedule

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the Internet. Investors will be able to connect to the webcast via the “Investors” page of Crestwood’s website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

2015 Goodwill and Long-Lived Asset Charges

Generally Accepted Accounting Principles (“GAAP”) required Crestwood to record the assets and goodwill in its storage and transportation segment and marketing, supply and logistics segment at fair value when the assets were acquired in 2013, and further require subsequent analysis to assess the recoverability of assigned values, including goodwill. During the third quarter 2015, as a result of this analysis, Crestwood recorded goodwill impairments of $609.9 million, primarily related to its COLT Hub and trucking assets. These impairments primarily resulted from increasing the discount rate utilized in determining the fair value of these assets when taking into consideration continued commodity price weakness and its impact on the midstream industry and Crestwood’s customers in these areas during 2015.

Non-GAAP Financial Measures

Adjusted EBITDA and adjusted distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

NEWS RELEASE

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. Crestwood Equity is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; and gathering, storage, terminalling and marketing of crude oil.

Crestwood Equity Partners LP

Investor Contact

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Vice President, Investor Relations

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NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Consolidated Statements of Operations

(in millions, except unit and per unit data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Gathering and processing	$278.6	$354.7	$785.6	$1,049.7
Storage and transportation	18.3	65.0	131.5	201.1
Marketing, supply and logistics	290.0	210.1	806.3	749.9
Related party	0.7	0.9	2.1	3.0

Total revenues	587.6	630.7	1,725.5	2,003.7
Costs of product/services sold:
Gathering and processing	221.1	275.6	618.5	819.4
Storage and transportation	0.1	5.2	4.9	15.8
Marketing, supply and logistics	240.5	161.2	643.0	580.0
Related party	5.0	7.2	13.7	23.2

Total cost of products/services sold	466.7	449.2	1,280.1	1,438.4
Expenses:
Operations and maintenance	33.1	49.3	119.9	143.8
General and administrative	18.3	32.8	70.2	90.9
Depreciation, amortization and accretion	50.3	75.5	177.0	224.5

	101.7	157.6	367.1	459.2
Other operating expenses:
Loss on long-lived assets, net	(2.1)	(2.3)	(34.8)	(3.9)
Goodwill impairment	—	(609.9)	(109.7)	(890.9)

Operating income (loss)	17.1	(588.3)	(66.2)	(788.7)
Earnings from unconsolidated affiliates, net	13.4	2.8	26.1	11.2
Interest and debt expense, net	(27.5)	(35.7)	(97.9)	(104.7)
Gain (loss) on modification/extinguishment of debt	—	(2.7)	10.0	(19.8)
Other income, net	0.2	0.2	0.4	0.5

Income (loss) before income taxes	3.2	(623.7)	(127.6)	(901.5)
(Provision) benefit for income taxes	(0.2)	0.3	(0.2)	0.2

Net income (loss)	3.0	(623.4)	(127.8)	(901.3)
Net income (loss) attributable to non-controlling partners	6.1	(396.5)	18.0	(642.7)

Net loss attributable to Crestwood Equity Partners LP	(3.1)	(226.9)	(145.8)	(258.6)
Net income attributable to preferred units	6.9	—	16.6	—

Net loss attributable to partners	$(10.0)	$(226.9)	$(162.4)	$(258.6)

Subordinated unitholders’ interest in net loss	$—	$(5.4)	$—	$(6.1)

Common unitholders’ interest in net loss	$(10.0)	$(221.5)	$(162.4)	$(252.5)

Net loss per limited partner unit:
Basic	$(0.14)	$(11.78)	$(2.35)	$(13.65)

Diluted	$(0.14)	$(11.76)	$(2.35)	$(13.68)

Weighted-average limited partners’ units outstanding (in thousands):
Basic	69,050	18,834	69,002	18,468
Dilutive units	—	439	—	439

Diluted	69,050	19,273	69,002	18,907

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Selected Balance Sheet Data

(in millions)

	September 30, 2016	December 31, 2015
	(unaudited)
Cash	$1.0	$0.5
Outstanding debt:
Crestwood Equity Partners LP
Other	$—	$0.2
Crestwood Midstream Partners LP (a)
Revolving Credit Facility	$132.6	$735.0
Senior Notes	1,475.2	1,800.0
Other	5.7	8.6

Subtotal	1,613.5	2,543.6
Less: deferred financing costs, net	35.9	40.9

Total debt	$1,577.6	$2,502.9

Total partners’ capital	$2,643.2	$2,946.9

Crestwood Equity Partners LP partners’ capital
Common units outstanding	69.5	68.6

(a)	CEQP and its subsidiaries do not provide credit support or guarantee any amounts outstanding under the credit facility or senior notes of Crestwood Midstream.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
EBITDA
Net income (loss)	$3.0	$(623.4)	$(127.8)	$(901.3)
Interest and debt expense, net	27.5	35.7	97.9	104.7
(Gain) loss on modification/extinguishment of debt	—	2.7	(10.0)	19.8
Provision (benefit) for income taxes	0.2	(0.3)	0.2	(0.2)
Depreciation, amortization and accretion	50.3	75.5	177.0	224.5

EBITDA (a)	$81.0	$(509.8)	$137.3	$(552.5)
Significant items impacting EBITDA:
Unit-based compensation charges	4.1	3.9	13.4	15.6
Loss on long-lived assets, net	2.1	2.3	34.8	3.9
Goodwill impairment	—	609.9	109.7	890.9
Earnings from unconsolidated affiliates, net	(13.4)	(2.8)	(26.1)	(11.2)
Adjusted EBITDA from unconsolidated affiliates, net	21.7	6.2	41.4	18.4
Change in fair value of commodity inventory-related derivative contracts	7.5	8.1	8.3	10.7
Significant transaction and environmental related costs and other items	0.5	15.7	11.2	32.7

Adjusted EBITDA (a)	$103.5	$133.5	$330.0	$408.5
Distributable Cash Flow
Adjusted EBITDA (a)	$103.5	$133.5	$330.0	$408.5
Cash interest expense (b)	(25.6)	(33.7)	(92.5)	(98.8)
Maintenance capital expenditures (c)	(1.1)	(4.1)	(8.9)	(13.4)
(Provision) benefit for income taxes	(0.2)	0.3	(0.2)	0.2
Deficiency payments	1.9	(0.6)	7.1	4.5

Distributable cash flow attributable to CEQP	78.5	95.4	235.5	301.0
Distributions to Niobrara Preferred	(3.8)	(3.8)	(11.4)	(11.4)

Distributable cash flow attributable to CEQP common (d)	$74.7	$91.6	$224.1	$289.6

(a)	EBITDA is defined as income before income taxes, plus debt-related costs (net interest and debt expense and gain or loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. In addition, Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, losses on long-lived assets, impairments of goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, certain costs related to our 2015 cost savings initiatives, the change in fair value of commodity inventory-related derivative contracts, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory that these derivatives relate to. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.
(b)	Cash interest expense less amortization of deferred financing costs plus bond premium amortization.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, income taxes, and deficiency payments (primarily related to deferred revenue). Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
EBITDA
Net cash provided by operating activities	$51.5	$90.5	$244.5	$301.6
Net changes in operating assets and liabilities	6.5	(17.6)	(46.8)	(45.6)
Amortization of debt-related deferred costs, discounts and premiums	(1.7)	(2.2)	(5.1)	(6.6)
Interest and debt expense, net	27.5	35.7	97.9	104.7
Market adjustment on interest rate swaps	—	—	—	0.5
Unit-based compensation charges	(4.1)	(3.9)	(13.4)	(15.6)
Loss on long-lived assets, net	(2.1)	(2.3)	(34.8)	(3.9)
Goodwill impairment	—	(609.9)	(109.7)	(890.9)
Earnings from unconsolidated affiliates, net, adjusted for cash distributions received	3.1	(0.5)	3.9	1.6
Deferred income taxes	0.3	0.9	0.9	2.5
Provision (benefit) for income taxes	0.2	(0.3)	0.2	(0.2)
Other non-cash expense	(0.2)	(0.2)	(0.3)	(0.6)

EBITDA (a)	$81.0	$(509.8)	$137.3	$(552.5)
Unit-based compensation charges	4.1	3.9	13.4	15.6
Loss on long-lived assets, net	2.1	2.3	34.8	3.9
Goodwill impairment	—	609.9	109.7	890.9
Earnings from unconsolidated affiliates, net	(13.4)	(2.8)	(26.1)	(11.2)
Adjusted EBITDA from unconsolidated affiliates, net	21.7	6.2	41.4	18.4
Change in fair value of commodity inventory-related derivative contracts	7.5	8.1	8.3	10.7
Significant transaction and environmental related costs and other items	0.5	15.7	11.2	32.7

Adjusted EBITDA (a)	$103.5	$133.5	$330.0	$408.5

(a)	EBITDA is defined as income before income taxes, plus debt-related costs (net interest and debt expense and gain or loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. In addition, Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, losses on long-lived assets, impairments of goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, certain costs related to our 2015 cost savings initiatives, the change in fair value of commodity inventory-related derivative contracts, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory that these derivatives relate to. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Segment Data

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Gathering and Processing
Revenues	$304.1	$366.2	$863.6	$1,107.2
Costs of product/services sold	226.1	282.8	632.2	842.6
Operations and maintenance expense	17.4	20.6	56.1	67.0
Loss on long-lived assets	(2.0)	(0.3)	(2.0)	(1.2)
Goodwill impairment	—	(39.1)	(8.6)	(259.8)
Earnings from unconsolidated affiliate, net	5.5	2.0	16.5	5.6

EBITDA	$64.1	$25.4	$181.2	$(57.8)
Storage and Transportation
Revenues	$19.8	$65.0	$134.5	$201.1
Costs of product/services sold	0.1	5.2	4.9	15.8
Operations and maintenance expense	2.5	10.7	18.2	23.0
Loss on long-lived assets	(0.1)	(0.9)	(32.8)	(1.6)
Goodwill impairment	—	(348.0)	(13.7)	(348.0)
Earnings from unconsolidated affiliates, net	7.9	0.8	9.6	5.6

EBITDA	$25.0	$(299.0)	$74.5	$(181.7)
Marketing, Supply and Logistics
Revenues	$263.7	$199.5	$727.4	$695.4
Costs of product/services sold	240.5	161.2	643.0	580.0
Operations and maintenance expense	13.2	18.0	45.6	53.8
Loss on long-lived assets, net	—	(1.1)	—	(1.1)
Goodwill impairment	—	(222.8)	(87.4)	(283.1)

EBITDA	$10.0	$(203.6)	$(48.6)	$(222.6)
Total Segment EBITDA	$99.1	$(477.2)	$207.1	$(462.1)
Corporate	(18.1)	(32.6)	(69.8)	(90.4)

EBITDA	$81.0	$(509.8)	$137.3	$(552.5)

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Operating Statistics

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Gathering and Processing (MMcf/d)
Arrow	41.2	42.9	42.7	42.8
Marcellus	384.3	522.2	421.7	589.9
Barnett rich	124.9	121.1	115.9	132.5
Barnett dry	193.3	196.9	191.3	219.6
Fayetteville	52.9	70.0	57.3	74.6
PRB Niobrara - Jackalope Gas Gathering (a)	57.6	82.4	64.1	80.2
Other	72.0	51.6	60.6	49.4

Total gathering volumes	926.2	1,087.1	953.6	1,189.0
Processing volumes	230.9	226.6	219.4	215.1
Compression volumes	472.4	538.0	480.6	619.1
Arrow Midstream
Crude oil (MBbls/d)	55.3	69.5	60.7	64.3
Water (MBbls/d)	26.8	27.2	27.0	25.8
Storage and Transportation
Northeast Storage - firm contracted capacity (Bcf) (a)	35.8	34.4	35.3	34.5
% of operational capacity contracted	100%	100%	100%	100%
Firm storage services (MMcf/d) (a)	149.9	313.8	206.5	356.4
Interruptible storage services (MMcf/d) (a)	3.8	68.9	14.9	89.2
Northeast Transportation - firm contracted capacity (MMcf/d) (a)	1,396.5	1,252.0	1,367.3	1,220.6
% of operational capacity contracted	79%	100%	81%	100%
Firm services (MMcf/d) (a)	1,230.6	1,110.1	1,100.2	1,087.2
Interruptible services (MMcf/d) (a)	106.5	137.3	111.9	128.9
Gulf Coast Storage - firm contracted capacity (Bcf) (a)	30.4	26.6	30.0	25.6
% of operational capacity contracted	79%	69%	78%	66%
Firm storage services (MMcf/d) (a)	251.5	161.4	181.4	149.5
Interruptible services (MMcf/d) (a)	67.8	147.3	72.3	129.2
COLT Hub
Rail loading (MBbls/d)	100.7	117.4	91.2	120.7
Connector pipeline (MBbls/d) (b)	10.6	6.9	12.2	5.7
Marketing, Supply and Logistics
Crude barrels trucked (MBbls/d)	5.8	24.4	9.7	26.8
NGL Operations
Storage capacity, 100% contracted (MBbls)	1,700.0	1,700.0	1,700.0	1,700.0
Supply & Logistics volumes sold (MBbls/d)	87.8	95.9	85.1	100.1
West Coast volumes sold or processed (MBbls/d)	25.0	23.2	22.4	27.4
NGL volumes trucked (MBbls/d)	48.6	58.4	48.4	63.6

(a)	Represents 50% owned joint venture, operational data reported is at 100%.
(b)	Represents only throughput leaving the terminal. Total connector pipeline throughput, including receivables was 46.1 MBbls/d and 42.2 MBbls/d for the three and nine months ended September 30, 2016 and 34.7 MBbls/d and 32.2 MBbls/d for the three and nine months ended September 30, 2015.